Exhibit (s)(3)

Calculation of Filing Fee Tables

FORM N-2

(Form Type)

BLACKROCK UTILITIES, INFRASTRUCTURE & POWER OPPORTUNITIES TRUST

(Exact Name of Registrant as Specified in its Charter)

The maximum aggregate amount of common shares of beneficial interest being offered pursuant to the Prospectus Supplement dated March 10, 2026 (the “Prospectus Supplement”) and the accompanying Base Prospectus dated June 2, 2025 (together with the Prospectus Supplement, the “Prospectus”) is 6,019,793 common shares of beneficial interest (the “Offering”). The Prospectus, in the form filed with the Securities and Exchange Commission pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended, on March 10, 2026, is the final prospectus relating to the Offering.